UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2022
Brilliant Earth Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40836	87-1015499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Grant Avenue, Third Floor, San Francisco, CA		94108
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (800) 691-0952

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	BRLT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2022 (the “Closing Date”), Brilliant Earth, LLC (“BE LLC”), a controlled subsidiary of Brilliant Earth Group, Inc. (“the Company”), as borrower, the lenders party thereto from time to time, and Silicon Valley Bank, as administrative agent and collateral agent for the lenders entered into a credit agreement (the “Credit Agreement”) which provides for a secured term loan credit facility of $65.0 million (the “Term Loan Facility”) and a secured revolving credit facility in an amount of up to $40.0 million (the “Revolving Credit Facility”, and together with the Term Loan Facility, the “Credit Facilities”). The Credit Facilities were used on the Closing Date to refinance existing indebtedness of BE LLC, pay related fees and expenses, and will be used from and after the Closing Date for working capital and general corporate purposes. The Credit Facilities mature on May 24, 2027 (the “Maturity Date”).

The Credit Facilities are secured by substantially all assets of BE LLC and any of its future material subsidiaries, subject to customary exceptions. BE LLC’s future material subsidiaries (subject to certain customary exceptions) will guarantee repayment of the Credit Facilities.

Borrowings under the Credit Facilities bear interest, at BE LLC’s option, at either (a) a secured overnight financing rate plus an annual adjustment of 0.125%, plus an applicable margin of 2.25% to 2.75%, depending on the Consolidated Total Leverage Ratio (as defined below), or an alternate base rate plus an applicable margin of 1.25% to 1.75%, depending on the Consolidated Total Leverage Ratio, each subject to a 0.00% floor. In addition, BE LLC has agreed to pay a commitment fee on the first day of each quarter on the unused amount of the Revolving Credit Facility, equal to 0.25% to 0.35% per annum depending on the Consolidated Total Leverage Ratio. The Consolidated Total Leverage Ratio is defined as the ratio, as of the last day of any four fiscal quarter period, of (a) Consolidated Total Indebtedness of the Company and its subsidiaries to (b) the Consolidated EBITDA for such period (each term as further defined in the Credit Agreement).

The Term Loan Facility is required to be repaid on the last day of each calendar quarter (commencing on September 30, 2022), in an amount equal to 1.25% per quarter through June 30, 2024, 1.875% per quarter from September 30, 2024 through June 30, 2025, and 2.50% per quarter thereafter, with the balance payable on the Maturity Date. The Term Loan Facility is also subject to certain mandatory prepayment requirements in connection with asset sales, casualty events and debt incurrence, subject to customary exceptions.

The Credit Facilities are subject to customary affirmative covenants and negative covenants as well as financial maintenance covenants. The financial covenants are tested at the end of each fiscal quarter, beginning with the quarter ending June 30, 2022, and requires that (a) the Company and its subsidiaries not have a Consolidated Fixed Charge Coverage Ratio (defined as the ratio of (i) Consolidated EBITDA, less cash taxes (including tax distributions), less certain capital expenditures, less cash dividends and other cash restricted payments, to (ii) the sum of cash interest expense and scheduled principal payments on outstanding debt (in each case, as further defined in the Credit Agreement)) of less than 1.25:1.00, (b) the Company and its subsidiaries not have a Consolidated Total Leverage Ratio of more than 4.00 to 1.00, and (c) BE LLC and its subsidiaries not have a Consolidated Borrower Leverage Ratio (defined substantially similar as Consolidated Total Leverage Ratio, but limited to BE LLC and its subsidiaries) in excess of 3.00 to 1.00 (which level is subject to temporary increases to 4.00 to 1.00 in connection with certain acquisitions).

This description of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

On May 24, 2022, substantially concurrently with BE LLC’s entry into the Credit Agreement described in Item 1.01 hereof, BE LLC terminated the existing Credit Agreement with Runway Growth Finance Corp., dated September 30, 2019, which provided for up to $65.0 million of borrowings (the “Prior Credit Agreement”). The Prior Credit Agreement was subject to customary affirmative covenants and negative covenants. $58,157,894.74 of loans were outstanding under the Prior Credit Agreement, and BE LLC was required to pay a 1% prepayment fee in connection with the prepayment thereof, plus a final payment fee. The Prior Credit Agreement would have expired in October 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRILLIANT EARTH GROUP, INC.

May 24, 2022                    By: /s/ Jeffrey Kuo
Name: Jeffrey Kuo
Title: Chief Financial Officer